U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                    Orient Star Holdings LLC ("Orient Star")
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

                              1000 Louisiana Street
--------------------------------------------------------------------------------
                                    (Street)

                               Houston, TX 77002
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


          Saks Incorporated (SKS)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year


          October/2001
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.10 per       10/02/01        P             82,000       A     5.2156    21,828,000         D
share ("Saks Shares")
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/03/01        P             20,900       A     5.9780    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/04/01        P             73,000       A     5.9945    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/05/01        P            100,000       A     5.9990    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/08/01        P             68,200       A     6.7187    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/09/01        P             50,000       A     6.7749    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/10/01        P             50,000       A     6.8095    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/12/01        P              1,100       A     6.7900    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/17/01        P             12,800       A     6.8000    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/18/01        P             50,000       A     6.7500    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/30/01        P             20,000       A     6.7650    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------
Saks Shares                             10/31/01        P             50,000       A     6.7200    21,828,000         D
------------------------------------------------------------------------------------------------------------------------------------

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: See attached Exhibit to Form 4, which is hereby incorporated herein by reference.

                                Exhibit to Form 4

Name and Address of Additional Reporting Persons:

Inmobiliaria Carso, S.A. de C.V. ("Inmobiliaria") with the following address:

Insurgentes Sur #3500, PB-4
Pena Pobre
14000 Mexico D.F., Mexico

Mr. Carlos Slim Helu, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. Maria Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the "Slim Family"), each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Mexico D.F., Mexico

Explanation of Responses:

During the month of October, Inmobiliaria did not effect any transactions subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As of October 31, 2001, Inmobiliaria had indirect beneficial ownership of the 21,828,000 Saks Shares then directly owned by its wholly-owned subsidiary, Orient Star.

During the month of October, the Slim Family did not effect any transactions subject to the Exchange Act. The Slim Family beneficially owns all of the outstanding voting and equity securities of Inmobiliaria, and therefore each member of the Slim Family may be deemed to have indirect beneficial ownership of the 21,828,000 Saks Shares then beneficially owned indirectly by Inmobiliaria and owned directly by Orient Star.

                                 Signature Page



         ---------------------------------
         Carlos Slim Helu

         ---------------------------------
         Carlos Slim Domit                          By: /s/ Eduardo Valdes Acra
                                                        ------------------------
         ---------------------------------              Eduardo Valdes Acra
         Marco Antonio Slim Domit                       Attorney-in-Fact
                                                        November 1, 2001
         ---------------------------------
         Patrick Slim Domit

         ---------------------------------
         Maria Soumaya Slim Domit

         ---------------------------------
         Vanessa Paola Slim Domit

         ---------------------------------
         Johanna Monique Slim Domit


         INMOBILIARIA CARSO, S.A. DE C.V.

         ---------------------------------
         By: Alejandro Escoto
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         ---------------------------------
         By: James M. Nakfoor
         Title: Manager

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Carlos Slim Helu
                                               ----------------------------
     March 2, 2000                             By: Carlos Slim Helu

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               /s/ Carlos Slim Domit
                                               ----------------------------
      March 2, 2000                            By: Carlos Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Marco Antonio Slim Domit
                                               -------------------------------
    March 2, 2000                              By: Marco Antonio Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Patrick Slim Domit
                                               ----------------------------
       March 2, 2000                           By:    Patrick Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Maria Soumaya Slim Domit
                                               ----------------------------
     March 2, 2000                             By: Maria Soumaya Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Vanessa Paola Slim Domit
                                               ----------------------------
    March 2, 2000                              By: Vanessa Paola Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.





                                               /s/ Johanna Monique Slim Domit
                                               ------------------------------
    March 2, 2000                              By: Johanna Monique Slim Domit

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               INMOBILIARIA CARSO, S.A. de C.V.

                                               /s/ Alejandro Escoto
                                               ----------------------------
     March 2, 2000                             By: Alejandro Escoto
                                               Title: Attorney-in-Fact

                                POWER OF ATTORNEY


                  I, a holder of Common Shares, $.10 par value per share (the "Securities"), of Saks Incorporated, a corporation organized under the laws of Tennessee (the "Company"), which Securities are registered pursuant to Section 12 of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), hereby constitute and appoint Eduardo Valdes Acra and Rafael Robles Miaja, and each of them singly, my true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to act, for me and in my name, place and stead and on my behalf, in any and all capacities, to sign any Form 3, 4 or 5 or Schedule 13D or 13G (the "Filings") and any and all amendments thereto and any other document relating thereto, and to file on my behalf any such Filings required to be filed pursuant to the Exchange Act, any amendment thereto and other document relating thereto and any exhibit thereto with the United States Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof, and this power of attorney shall be irrevocable until December 31, 2004.



                                               ORIENT STAR HOLDINGS LLC

                                               /s/ James M. Nakfoor
                                               ----------------------------
      March 2, 2000                            By: James M. Nakfoor
                                               Title: Manager

                             JOINT FILING AGREEMENT

         THIS JOINT FILING AGREEMENT (this "Agreement") is made and entered into as of this 2nd day of March 2000, by and between Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit, Johanna Monique Slim Domit, Inmobiliaria Carso, S.A. de C.V. and Orient Star Holdings LLC.

         The parties to this Agreement hereby agree to prepare jointly and file timely (or otherwise to deliver as appropriate) all filings on any Form 3, 4 or 5 or Schedule 13D or Schedule 13G (the "Filings") required to be filed by them pursuant to Section 13(d) or 13(g) under the Securities Exchange Act of 1934, as amended, with respect to their respective ownership of any securities of Saks Incorporated that are required to be reported on any such Filings. Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


         Carlos Slim Helu

         ---------------------------------         By: /s/ Eduardo Valdes
         Carlos Slim Domit                             ------------------
                                                       Eduardo Valdes
         ---------------------------------             Attorney-in-Fact
         Marco Antonio Slim Domit                      March 2, 2000

         ---------------------------------
         Patrick Slim Domit

         ---------------------------------
         Maria Soumaya Slim Domit

         ---------------------------------
         Vanessa Paola Slim Domit

         ---------------------------------
         Johanna Monique Slim Domit

         ---------------------------------

         INMOBILIARIA CARSO, S.A. DE C.V.

         ---------------------------------
         By: Alejandro Escoto
         Title: Attorney-in-Fact

         ORIENT STAR HOLDINGS LLC

         ---------------------------------
         By: James M. Nakfoor
         Title: Manager